EXHIBIT 10.03


June 5, 2001

International Knife & Saw, Inc. ("IKS")
ATTN:  William Schult
1299 Cox Avenue
Erlanger, KY 41018

Dear Sirs:

    By this letter the undersigned agree, upon their acquisition of all of the shares of IKS Klingelnberg GmbH ("IKSK"), to cause IKSK to continue the current trading arrangement between IKS and IKSK regarding products currently manufactured by IKSK and purchased by IKS ("IKSK products") for a period of 18 months from the date of this letter (the "Term"), subject to and in accordance with the following:

    1. During the Term, IKS agrees to purchase the IKSK products, and any other products to the extent available from IKSK, exclusively from IKSK. Excepted from this exclusivity obligation will be purchases by IKS for purposes other than resale to third parties.

    2. Subject to the terms of this letter agreement IKSK will not sell IKSK products in North America to third parties for a period of 12 months from the date of this letter agreement (the "NC Term"). Excepted from this will be sales by IKSK to third parties consistent with past practices.

    3. IKSK shall have the right to terminate the TA with immediate effect if:

    (a) there is any change in the ownership and/or control of IKS or its business, the result of which is that IKS or the business of IKS is owned or controlled, directly or indirectly, completely or (in IKSK's good faith opinion) materially by any competitor of IKSK; or

    (b) IKS defaults in and does not cure within 10 days of its receipt of any notice of default of any material element of the TA, including, without limitation, any significant variance from historical norms of order/purchase volume, payment terms, etc; or

    (c) IKS defaults in its performance under item 1.

    4. In the event of a termination pursuant to item 3, (a) IKSK will agree to fulfill all previously accepted orders from IKS on a C.O.D. basis and (b) IKSK will not be restricted under item 2.

International Knife & Saw, Inc. ("IKS")
ATTN: William Schult
June 5, 2001
Page Two

    5. It is understood and agreed that IKSK, the undersigned, and/or any affiliate of any of same may acquire and/or enter into transactions with persons or entities that currently compete with IKS ("IKS Competitors"). In any such case, during the NC term, in addition to item 2, IKSK, the undersigned, and/or any affiliate of any of same agree that:

    (a) they will not share with the IKS Competitor any confidential competitive information concerning IKS; and

    (b) to the extent it is within their control, they will restrict the IKS Competitor from selling to existing IKS customers any products that compete with IKSK products then being sold to such customers by IKS except to the extent that the IKS Competitor already may be selling such competing products to such customers.

    Please indicate your agreement to and acceptance of the foregoing by signing below.

TKM


By: /s/ Thomas Meyer                          /s/ Diether Klingelnberg
   -----------------------------              -----------------------------
    Thomas Meyer                               Diether Klingelnberg



Agreed and Accepted:


IKS


By: /s/ W. Schult                         Date: June 5, 2001
   -----------------------------
   W. Schult